101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:                                                              FOR FURTHER INFORMATION CONTACT:
November 13, 2007                                                                                 Randolph F. Williams
                    President/CEO
                    (765) 742-1064
                    Fax: (765) 429-5932

LSB Financial Corp. Announces Year-to-Date and Third Quarter Results
and Payment of a Cash Dividend

Lafayette, IN  - LSB Financial Corp., the holding company for Lafayette Savings Bank, announced today third quarter 2007 net income of $717,000 which represents diluted earnings per share of $0.46.  This compares to net income of $867,000 and $.53 per share for the same period of 2006.  The decrease in income was due primarily to a $252,000 decrease in net interest income as a result of lower average loan balances.

For the first nine months of 2007 earnings were $1,946,000 compared to $2,603,000 for the same period in 2006.  The diluted per share earnings for those periods were $1.22 and $1.61 respectively.   Again, the decrease in income was due primarily to a decrease in net interest income of $554,000 or 6%, along with an increase in our loan loss provision of $202,000 or 28% over the first nine months of last year.

LSB president and CEO, Randolph F. Williams stated, “We continue to face the challenges brought about by local economic conditions.  The business climate has started to improve and the September unemployment rate for Tippecanoe County was 3.5%.  However, we are still working through borrower’s loan problems as the mortgage loan market struggles to come to terms with the foreclosures and declining housing values.  To better respond we have strengthened our collection and workout areas which pro-actively work with borrowers struggling to keep their properties.  We have gotten more rigorous in evaluating new borrowers and when we acquire non-performing assets we are working aggressively to dispose of them.”

Williams continued, “Much of the news today is about large banks paying the price for exploiting the sub-prime market.  We have never had a program geared at moving unqualified borrowers into new homes.  Our average non-performing loan is over four years old - these are not new loans and new customers.  Many of these borrowers were caught by surprise by the property tax increases or job losses.  While we think there are some borrowers still at risk, we believe not much has changed for the strong borrower.  Rates and terms continue to be attractive and as one of the leading residential lenders in the County, we stand ready to meet their borrowing needs.”

    The Company announced earlier that it will pay a quarterly cash dividend of $0.25 per share to shareholders of record as of the close of business on November 2, 2007 with a payment date of December 7, 2007.

The closing price of LSB stock on November 12, 2007 was $24.00 per share as reported by the Nasdaq National Market.

# # #

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Nine months ended September 30, 2007	Year ended December 31, 2006

Cash and due from banks	$1,448	$1,391
Short-term investments	5,852	8,336
Securities available-for-sale	14,445	16,316
Loans held for sale	110	992
Net portfolio loans	297,859	316,699
Allowance for loan losses	(3,113)	(2,770)
Premises and equipment, net	6,876	6,600
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,554	5,381
Other assets	8,740	8,688
Total assets	344,881	368,400

Deposits	236,903	255,304
Advances from Federal Home Loan Bank	71,118	76,618
Other liabilities	2,028	1,638

Shareholders’ equity	34,832	34,840
Book value per share	$22.24	$21.73
Equity / assets	10.10%	9.46%
Total shares outstanding	1,565,999	1,603,209

Asset quality data:
Non-accruing loans	$11,246	$7,364
Loans past due 90 days still on accrual	0	147
Other real estate / assets owned	3,926	4,169
Total non-performing assets	15,172	11,680
Non-performing loans / total loans	3.81%	2.39%
Non-performing assets / total assets	4.40%	3.17%
Allowance for loan losses / non-performing loans	27.68%	36.88%
Allowance for loan losses / non-performing assets	20.52%	23.72%
Allowance for loan losses / total loans	1.06%	0.88%
Loans charged off (nine months-to-date and year-to-date, respectively)	$606	$1,149
Recoveries on loans previously charged off	32	49

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2007	2006	2007	2006
Total interest income	$5,769	$5,924	$17,366	$17,434
Total interest expense	2,929	2,832	8,686	8,200
Net interest income	2,840	3,092	8,680	9,234
Provision for loan losses	180	318	920	718
Net interest income after provision	2,660	2,774	7,760	8,516
Non-interest income:
Deposit account service charges	486	439	1,371	1,312
Gain on sale of mortgage loans	37	65	174	172
Gain(loss) on sale of securities and other real estate owned	(115)	5	(148)	7
Other non-interest income	293	200	790	582
Total non-interest income	701	709	2,187	2,073
Non-interest expense:
Salaries and benefits	996	976	3,430	3,406
Occupancy and equipment, net	320	325	990	905
Computer service	127	112	364	314
Advertising	77	55	229	184
Other	702	614	1,868	1,613
Total non-interest expense	2,222	2,082	6,881	6,422
Income before income taxes	1,139	1,401	3,066	4,167
Income tax expense	422	534	1,120	1,564
Net income	717	867	1,946	2,603

Weighted average number of diluted shares	1,573,546	1,647,136	1,594,100	1,618,646
Diluted earnings per share	$0.46	$0.53	$1.22	$1.61

Return on average equity	8.27%	10.18%	7.43%	10.32%
Return on average assets	0.83%	0.95%	0.73%	0.94%
Average earning assets	$323,013	$345,101	$331,335	$348,974
Net interest margin	3.52%	3.58%	3.49%	3.53%
Efficiency ratio	66.11%	59.79%	69.17%	60.65%